CONFIDENTIAL TREATMENT REQUESTED	Exhibit 10.11(b) Redacted

ADDENDUM

Dated August 4, 2003

Addendum to the Master Purchase Agreement dated March 14, 2002 between Ericsson Inc. and Rural Cellular Corporation (the “Agreement”).

WHEREAS the parties wish to extend the term of the Agreement and to add certain provisions to it with respect to the purchase of CDMA and GSM equipment, software and related services.

The parties have agreed:

1.	All capitalized terms used in this Addendum will have the meaning set out in the Agreement, unless otherwise specified. All provisions of the Agreement remain unchanged except as set forth below.

2.	Section 2 of the Agreement is amended as follows:

The words “for a period of four (4) years” in the first and second lines are replaced by “until August 3, 2008”.

3.	Section 3 of the Agreement is amended by adding the following subsections:

Subsections (g) and (h) are added:

(g) A process to manage change with respect to the products, services and deliverables.

(h) With respect to the Eligible Products (as defined below) the Acceptance Tests that will be applicable.

4.	Section 15 of the Agreement is replaced by the following:

15. Invoicing and Payment: Unless otherwise provided in the applicable Statement of Work, Ericsson will, with respect to all the CDMA and GSM equipment, software and related services listed in Attachment 4 to the proposal (which Attachment 4 is attached hereto and incorporated herein as Exhibit A), as updated by Ericsson from time to time to include new CDMA and GSM equipment, software and related services (all of the CDMA and GSM equipment, software and related services aforementioned in this sentence hereinafter collectively referred to as the “Eligible Products”) associated with the Initial Build Out of a particular market (as such terms are defined in the applicable Statement of Work), invoice Customer * of the purchase order value at receipt of the purchase order, * at delivery and * at Acceptance (as defined below). Support will be invoiced annually in advance. All other equipment, software and related services will be invoiced * at delivery or performance. Each such invoice will be due and payable to Ericsson within fifteen (15) days from the date of the invoice. Any sum due to Ericsson hereunder that is not paid when due will bear interest

*Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

thereafter until paid at a rate equal to the lesser of 1.5% per month or the maximum rate allowed by applicable law.

5.	Section 10 of the Agreement is hereby amended and replaced in its entirety as follows:

“10. Products. With respect to each product provided by Ericsson to Customer hereunder (the “Product”), Ericsson will deliver the Product to Customer, F.O.B., Customer’s facilities (or such other facilities contracted by Customer), no later than the date mutually agreed in writing by the parties. Title and risk of loss or damage to the Product will pass to Customer upon Ericsson’s delivery to Customer.”

6.	Section 11 is amended as follows:

Subsection (e) is added to Section 11 of the Agreement to read “(e) Customer may make copies of the Software-related documentation solely for internal purposes.”

7.	Section 16 of the Agreement is amended as follows:

The following words are added after the word “product)” in the ninth line: “(unless it is an Eligible Product, in which case the warranty period will be * months following (i) Ericsson’s delivery of the Product (if Ericsson does not install the Eligible Product) or (ii) Acceptance of the Eligible Product (if Ericsson installs the Eligible Product))”

8.	The following provisions are added to the Agreement:

27. CDMA and GSM Purchase Commitment: During the term of the Agreement, which term is defined in Section 2 of the Agreement and modified by this Addendum, Customer will purchase from Ericsson both CDMA and GSM equipment, software and related services that are Eligible Products in the amount of at least * (*) (the “Committed Amount”). During the term of the Agreement, Customer will satisfy the Committed Amount by issuing purchase orders for both CDMA and GSM equipment, software and related services. Customer’s obligation to purchase the Committed Amount is calculated in Customer’s pricing as defined in Exhibit A (“Unit Pricing”) prior to the application of any credits or discounts for which the Customer is eligible to receive.

28. Discounts: In exchange for Customer’s agreement to purchase the Committed Amount, Ericsson will provide Customer with discounts totaling * (*) on Eligible Products, as follows: Until Customer purchases the Committed Amount hereunder, Customer will receive a discount of * on the Unit Price of all Eligible Products.

29. Credits: In addition to discounts described in Section 28 above, Customer will receive credits totaling * (*), in exchange for Customer’s agreement to

*Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

purchase the Committed Amount. Such credits shall be applied as follows: Until Customer has purchased the Committed Amount, it will receive a credit equal to * on the Unit Price of all Eligible Products purchased, subject to adjustment as set out below. Credits will be calculated and issued on January 31, 2004 based on all Customer purchases of Eligible Products during the period ending December 31, 2003. Thereafter, credits will be calculated and issued to Customer no later than January 31st for the preceding period of June 30 to December 31 and July 31st for the preceding period of January 1 to June 30. Credits must be used within * after they are issued and may be used by Customer against current accounts receivable or against future purchases of Eligible Products from Ericsson. These discounts and credits are provided to Customer in lieu of the incentives referred to in section 8 of the Agreement.

After the Committed Amount has been purchased by Customer, Customer will be eligible to receive at a minimum the discounts and the credits set out in Table 1 below.

Table 1 – Discounts and Credits after Committed Amount has been purchased. This table is presented in a step fashion. Discount and credit rates are not retroactive.

Millions of Dollars	Discounts	Credits	Total
*	*	*	*
*	*	*	*
*	*	*	*

30. CDMA and GSM Prices and Fees: Unless otherwise mutually agreed in writing by the parties in the applicable Statement of Work or purchase order accepted by Ericsson, the purchase prices of the Eligible Products are set forth in Exhibit A. The prices set out in Exhibit A do not include discounts and credits.

31. Preferred Supplier: During the term of this Agreement, Ericsson shall be the preferred supplier of CDMA and GSM equipment and software purchased by Customer. For purposes of this paragraph, “preferred supplier” means that during the term of this Agreement, Customer shall purchase CDMA and GSM equipment and software from Ericsson, provided that Ericsson’s rates, terms and conditions are competitive with the rates, terms and conditions offered by third parties for substantially similar CDMA and GSM equipment and software.

32. Acceptance. The following provisions apply with respect to the acceptance of Eligible Products:

32.1	Acceptance Tests set out in the relevant Statement of Work (the “Acceptance Tests”) will be carried out in respect of the Eligible Products specified therein that are installed by Ericsson, to verify that they will

*Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

operate and perform in accordance with the relevant specifications provided by Ericsson (the “Specifications”).

32.2	Ericsson will notify Customer when it determines that the Eligible Product is ready for Acceptance Tests, such notice to be given no less than seventy-two (72) hours before commencement of the Acceptance Tests. Customer and Ericsson will jointly commence the Acceptance Tests on the date mutually agreed upon by both parties and specified in Ericsson’s notice (or other determined date). Representatives of Ericsson and Customer will sign off on the form provided by Ericsson for the Acceptance Tests (the “Tests Results Form”) as to whether each item of the test was passed or failed. If Customer does not have a representative attend the Acceptance Tests on the mutually scheduled date, Ericsson will proceed with those tests and immediately forward the Test Results Form to Customer. No later than five (5) days after the effective receipt (in accordance with Section 21 of the Agreement) by Customer of the Test Results Form, Customer will give Ericsson a written notice confirming that the Eligible Product is accepted or refusing acceptance, in which case Customer’s notice will state the particulars of the alleged deviation. If Customer fails to notify Ericsson during this period, Ericsson will, at its discretion but acting reasonably, determine whether or not the Eligible Product is accepted and the Eligible Product is deemed to have been accepted on the date upon which the Acceptance Tests were successfully completed.

32.3	If the Acceptance Tests results indicate that the Eligible Product does not fulfill the requirements of the Specifications, Ericsson will diligently correct these defects at no additional cost to Customer. Acceptance of the Eligible Product will not be unreasonably refused because of minor deviations that do not prevent the Eligible Product from being put into operation, although this will not relieve Ericsson from its obligation to remedy the deviations without undue delay. As used in the previous sentence “minor deviation” means that both parties agree that the defect will not affect end users quality of service. Upon correction of the defects, the relevant Acceptance Tests will be repeated on the relevant Eligible Products in accordance with the procedures set out in this Article. Upon successful completion of the Acceptance Tests, the Eligible Product will be deemed accepted by Customer and Acceptance will be deemed to have taken place as of that completion.

32.4	If the date the Acceptance Tests are successfully completed is delayed as the result of the failure of Customer to fulfill its obligations under this Agreement, Acceptance will be deemed to have occurred on the date it would reasonably have taken place if Customer had fulfilled those obligations.

*Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

32.5	Acceptance of the Eligible Product may involve testing the Eligible Product itself and interfaces (standard or agreed) to equipment not supplied by Ericsson under this Agreement. For this reason, tests of all products not supplied by Ericsson must be completed by Customer prior to commencement of Acceptance Tests and in the event that tests of applicable external products are incomplete, Customer will allow Ericsson to exclude affected tests, and the Test Results Form will indicate that tests have been excluded. In the event the Eligible Product passes the other relevant tests, the Eligible Product will be deemed accepted. Ericsson will help co-ordinate integration testing with products not supplied by Ericsson and may require the participation of the suppliers of such products in the testing process.

32.6	If Customer commences use of the Eligible Product, other than for the express purpose of training or testing as agreed between Ericsson and Customer in writing prior to Acceptance, the Eligible Product will be deemed accepted by Customer.

33. Late Performance Payment: If and to the extent that there are less than forty-two (42) GSM sites accepted by Customer on or before December 31, 2003 due to Ericsson’s failure to perform its obligations hereunder, Ericsson will, as its sole and exclusive liability, pay to Customer a late performance payment (as liquidated damages) equal to [* (*)] of the purchase price (net of any and all applicable discounts and credits) of the equipment and software to be provided by Ericsson to Customer hereunder for each such delayed GSM site, per week, for each full week of delay, up to a maximum of * (*) of the purchase price (net of any applicable discounts and credits) of such equipment and software. Notwithstanding the foregoing, the late performance payment provided in this Section 33 will not apply to the extent that the delay is attributable to any act or omission of Customer or third parties under Customer’s control (including, without limitation, its agents, subcontractors or vendors (other than Ericsson)), or force majeure events.

34. CDMA Commitment: In the event that during the term of the Agreement, the Chief Executive Office of Ericsson declares in writing that Ericsson has decided to cease its CDMA infrastructure business in the United States, then Customer will, within * following such written declaration, notify Ericsson whether or not Customer will exercise its option to return the CDMA equipment and software then already purchased from Ericsson hereunder. If Customer notifies Ericsson in writing within such * period that Customer will exercise such option (such written notice hereinafter referred to as the “Exercise Notice”), then Customer will, within * following Ericsson’s receipt of the Exercise Notice, return the CDMA equipment, and software to Ericsson, in which event Ericsson will provide Customer with a refund, as follows:

(i)	Upon Ericsson’s receipt of the Exercise Notice, Ericsson will provide Customer with a refund equal to * of the Net Purchase Price of such CDMA equipment and software.

*Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(ii)	Upon Ericsson’s receipt of the CDMA equipment and software, * (*) of the Net Purchase Price of such CDMA equipment and software.

For purposes of this Section 34, “Net Purchase Price” is calculated as follows:

(1)	If Ericsson receives the Exercise Notice within the first two years following the Addendum Effective Date, the Net Purchase Price will be * (*) of the purchase price (that is net of any applicable discounts and credits) paid by Customer to Ericsson.

(2)	If Ericsson receives the Exercise Notice within the third year following the Addendum Effective Date, the Net Purchase Price will be * (*) of the purchase price (that is net of any applicable discounts and credits) paid by Customer to Ericsson.

(3)	If Ericsson receives the Exercise Notice within the fourth year following the Addendum Effective Date, the Net Purchase Price will be * (*) of the purchase price (that is net of any applicable discounts and credits) paid by Customer to Ericsson.

(4)	If Ericsson receives the Exercise Notice within the fifth year following the Addendum Effective Date, the Net Purchase Price will be * (*) of the purchase price (that is net of any applicable discounts and credits) paid by Customer to Ericsson.

(5)	If Ericsson receives the Exercise Notice after the fifth year following the Addendum Effective Date, the Net Purchase Price will be * (*) of the purchase price (that is net of any applicable discounts and credits) paid by Customer to Ericsson.

35. Product Features: Ericsson represents and warrants that the Eligible Products, as represented in the RFP response dated July 15, 2003 and as set forth in Exhibit B will perform as described in these documents. The RFP response dated July 15, 2003 and Exhibit B are herein incorporated into this Agreement.

9.	This Addendum will be governed and construed in accordance with the Laws of the State of New York, other than the choice of law rules.

10.	This Addendum, the Agreement, each Statement of Work, and all exhibits attached hereto or thereto, each of which is hereby incorporated herein or therein, as applicable, for all purposes, constitute, as of the Effective Date or the effective date of the applicable Statement of Work, as applicable, the entire agreement between Ericsson and Customer with respect to the subject matter hereof and thereof, and there are no understandings or agreements relative hereto or thereto that are not fully expressed herein or therein.

11.	Ericsson hereby acknowledges and agrees that Customer has satisfied the purchase commitment set forth in Section 5 of the Agreement.

*Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ERICSSON INC.	RURAL CELLULAR CORPORATION

By:	By:

Name:	Name:

Title:	Title:

EXHIBITS:

*Exhibit A	Eligible Products

*Exhibit B	Features of Eligible Products

*Information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.